June 6, 2019

Steven Nicola
Chief Financial Officer
MATTHEWS INTERNATIONAL CORP
Two Northshore Center
Pittsburgh, PA. 15212

       Re: MATTHEWS INTERNATIONAL CORP
           Form 10-K for the year ended September 30, 2018
           Filed on November 20, 2018
           Form 8-K filed on May 3, 2019
           File No. 000-09115

Dear Mr. Nicola:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction